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                                                                     EXHIBIT 5.1

                                                                12th March, 2002



The Stanley Works, Ltd.
Cedar House
Cedar Avenue
Hamilton HM12
Bermuda


The Stanley Works, Ltd. (the "Company")
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We have acted as legal counsel in Bermuda to the Company and this opinion is addressed to you in connection with the filing by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of a Registration Statement on Form S-4 in relation to the registration of 92,000,000 Common Shares of par value US$0.01 each (the "Shares") in the share capital of the Company (the "Registration Statement").

For the purposes of this opinion we have examined and relied upon the documents listed, and in some cases defined, in the Schedule to this opinion (the "Documents").

Assumptions
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In stating our opinion we have assumed:-

(a) the authenticity, accuracy and completeness of all Documents submitted to us as originals and such other documents examined by us, as originals and the conformity to authentic original Documents of all Documents submitted to us and such other documents examined by us, as certified, conformed, notarised, faxed or photostatic copies;

(b) that each of the Documents and other such documentation which was received by electronic means is complete, intact and in conformity with the transmission as sent;

(c)      the genuineness of all signatures on the Documents;

(d) the authority, capacity and power of each of the persons signing the Documents (other than the Company);



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(e)      that any representation, warranty or statement of fact or law, other than as to the laws of Bermuda, made in any of the Documents is true, accurate and complete;

(f) that there are no provisions of the laws or regulations of any jurisdiction other than Bermuda which would be contravened by the execution and delivery of the Merger Agreement or which would have any implication in relation to the opinion expressed herein and that, in so far as any obligation under, or action to be taken under, the Merger Agreement is required to be performed or taken in any jurisdiction outside Bermuda such action or obligation will not be illegal by virtue of the laws of that jurisdiction;

(g) that the Company is not carrying on investment business in or from within Bermuda under the provisions of the Investment Business Act 1998 as amended from time to time;

(h) that the Resolutions are in full force and effect, have not been rescinded, either in whole or in part, and accurately record the resolutions passed by the Board of Directors of the Company in a meeting which was duly convened and at which a duly constituted quorum was present and voting throughout and that there is no matter affecting the authority of the Directors to enter into the Merger Agreement, or to perform their obligations hereunder not disclosed by the Constitutional Documents or the Resolutions, which would have any adverse implication in relation to the opinions expressed herein;

(i) that the authorised share capital of the Company shall be increased in accordance with the Constitutional Documents and Bermuda law in order to create the Shares and the Shares will be issued pursuant to and in accordance with the Merger Agreement and the Resolutions;

(j) that the Company has entered into its obligations under the Merger Agreement in good faith for the purpose of carrying on its business and that, at the time it did so, there were reasonable grounds for believing that the transactions contemplated by the Merger Agreement would benefit the Company;

(k) that as a consequence of the Merger Agreement, the Company will receive money or monies worth at least equal to the value of the Shares being issued and none of such Shares will be issued for less than the par value thereof; and

(l) that when executed the Merger Agreement will not differ from the copy examined by us for the purposes of this opinion and the copy approved by the Resolutions.

Opinion
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Based upon and subject to the foregoing and subject to the reservations set out below and to any matters not disclosed to us, we are of the opinion that:-


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(1)      Upon completion of the Merger in accordance with the Merger Agreement, the Shares will be duly and validly issued, fully paid, non-assessable shares of the Company.

(2) The statements in the Registration Statement with respect to the Company and its Shareholders, under the caption "Bermuda Income Tax Consequences of the Reorganisation", are accurate and correct statements of Bermuda law. Under Bermuda law, the Company is not subject to tax on its income or capital gains and has obtained an undertaking from the Minister of Finance of Bermuda under the Exempted Undertakings Tax Protection Act 1966 (as amended), that in the event that Bermuda enacts any legislation imposing such taxes computed on profits, income, capital assets, gains or appreciation or any taxes in the nature of estate duty or inheritance tax, such taxes will not be applicable to the Company or to any of its operations, or to its shares, until March 28, 2016. This undertaking does not, however, prevent the imposition of property taxes on the Company to the extent that it owns real property or leasehold interests in Bermuda or certain other taxes if it employ/persons in Bermuda.

Reservations
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We have the following reservations:-

(a) Enforcement of the obligations of the Company may be limited or affected by applicable laws from time to time in effect relating to bankruptcy, insolvency or liquidation or any other laws or other legal procedures affecting generally the enforcement of creditors' rights.

(b) Enforcement of the obligations of the Company may be the subject of a statutory limitation of the time within which such proceedings may be brought.

(c) We express no opinion as to any law other than Bermuda law and none of the opinions expressed herein relates to compliance with or matters governed by the laws of any jurisdiction except Bermuda. This opinion is limited to Bermuda law as applied by the Courts of Bermuda at the date hereof.

(d) Where an obligation is to be performed in a jurisdiction other than Bermuda, the courts of Bermuda may refuse to enforce it to the extent that such performance would be illegal under the laws of, or contrary to public policy of, such other jurisdiction.

 (e) Any reference in this opinion to shares being "non-assessable" shall mean, in relation to fully-paid shares of the Company and subject to any contrary provision in any agreement in writing between the Company and the holder of shares, that no shareholder shall be obliged to contribute further amounts to the capital of the Company, either in order to complete payment for their shares, to

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          satisfy claims of creditors of the Company, or otherwise; and no shareholder shall be bound by an alteration of the Memorandum of Association or Bye-laws of the Company after the date on which he became a shareholder, if and so far as the alteration requires him to take, or subscribe for additional shares, or in any way increase his liability to contribute to the share capital of, or otherwise to pay money to the Company.

Disclosure
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We consent to the filing of this opinion as an exhibit to the Registration
Statement.

This opinion is governed by and is to be construed in accordance with Bermuda law. It is given on the basis that it will not give rise to any legal proceedings with respect thereto in any jurisdiction other than Bermuda. Further, this opinion speaks as of its date and is strictly limited to the matters stated herein and we assume no obligation to review or update this opinion if applicable law or the existing facts or circumstances should change.

Yours faithfully
Appleby Spurling & Kempe

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                                    SCHEDULE
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1.       A copy of the draft dated 6th February, 2002 of the Registration
         Statement on Form S-4, pursuant to which the Company will register 92,000,000 Common Shares of par value US$0.01 each in the share capital of the Company.

2. Certified copies of the Certificate of Incorporation, Memorandum of Association and Bye-laws for the Company (collectively referred to as the "Constitutional Documents").

3. The entries and filings shown in respect of the Company on the file of the Company maintained in the Register of Companies at the office of the Registrar of Companies in Hamilton, Bermuda as revealed by a search in respect of the Company completed on 12th March, 2002 at 11:41 a.m. (the "Company Search").

4. The entries and filings shown in respect of the Company in the Supreme Court Causes Book maintained at the Registry of the Supreme Court in Hamilton, Bermuda as revealed by a search in respect of the Company completed on the 12th March, 2002 at 11:30 a.m.
         (the "Litigation Search").

         (The Company Search and the Litigation Search are together referred to as the "Searches").

5. A copy of the resolutions passed at a meeting of the Board of Directors of the Company held on 6th February, 2002 (the "Resolutions").

6. A certified copy of the "Foreign Exchange Letter", dated 17th January, 2002, issued by the Bermuda Monetary Authority, Hamilton Bermuda in relation to the Company.

7. A certified copy of the "Tax Assurance", dated 7th February, 2002 issued by the Registrar of Companies for the Minister of Finance in relation to the Company.

8. A Certificate of Compliance, dated 12th March, 2002 issued by the Ministry of Finance in respect of the Company.

9. A copy of the execution version of the Agreement and Plan of Merger dated as of 8th February, 2002, between the Company and The Stanley Works (the "Merger Agreement").